Fisher Scientific International Inc.

                Computation of Ratio of Earnings to Fixed Charges
                              (dollars in millions)



                                                      Pro Forma                Years Ended December 31,
                                                    -------------    --------------------------------------------
                                                      Year Ended
                                                     December 31,
                                                    -------------
                                                         1997         1997     1996      1995      1994      1993
                                                         ----         ----     ----      ----      ----      ----
Earnings:
   Income (Loss) Before Income Taxes                    (70.8)       $(5.1)   $67.6      $4.3     $62.7     $57.8
   Interest Expense                                      87.7         23.0     27.1      15.0       9.0       7.9
   Interest Portion of Rental Expense                     6.2          6.2      5.6       3.5       3.2       3.0
                                                       ------        -----     ----      ----      ----      ----
      Total Earnings                                     23.1         24.1    100.3      22.8      74.9      68.7
   Restructuring and Other Charges                       51.8         51.8      0.0      34.3       0.0       0.0
                                                       ------        -----     ----      ----      ----      ----
      Total Earnings Before Restructuring and Other
         Charges                                        $74.9        $75.9   $100.3     $57.1     $74.9     $68.7
                                                       ======       ======   ======    ======    ======    ======
Fixed Charges:
   Interest Expense                                      87.7         23.0     27.1      15.0       9.0       7.9
   Interest Portion of Rental Expense                     6.2          6.2      5.6       3.5       3.2       3.0
                                                       ------       ------   ------    ------    ------    ------
        Total Fixed Charges                             $93.9        $29.2    $32.7     $18.5     $12.2     $10.9
                                                       ======       ======   ======    ======    ======    ======
Ratio of Earnings to Fixed Charges                        0.2(a)       0.8(a)   3.1       1.2       6.1       6.3
Ratio of Earnings to Fixed Charges Before                 0.8(b)       2.6      3.1       3.1       6.1       6.3
 Restructuring and Other Charges

---------------------------------

(a) Earnings are inadequate to cover fixed charges by $70.8 million and $5.1 million, respectively, for the Pro Forma and historical years ended December 31, 1997.

(b) Earnings are inadequate to cover fixed charges before restructuring and other charges by $19.0 million for the Pro Forma year ended December 31, 1997.